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                                   EXHIBIT 11

                                FTD CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


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
                                                                           Three Months       Three Months
                                                                              Ended              Ended
                                                                           September 30,      September 30,
                                                                              1997               1996
                                                                           -------------      -------------
PRIMARY AND FULLY DILUTED EARNINGS PER SHARE:

Net earnings (loss) applicable to common stock                                 $  180              ($548)

Average number of common shares outstanding                                     7,623              7,701

Common stock equivalents due to dilutive affect
of stock options and warrants                                                   -                  -
                                                                              -------            -------
Total average number of common shares outstanding                               7,623              7,701

Primary and Fully Diluted earnings (loss) per share                             $0.02             ($0.07)
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